UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2023

KOHL’S CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	001-11084	39-1630919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N56 W17000 Ridgewood Drive Menomonee Falls, Wisconsin	53051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (262) 703-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	KSS	New York Stock Exchange
Preferred Stock Purchase Rights	—	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 19, 2023, Kohl’s Corporation (the “Company”) entered into a Credit Agreement, by and among the Company and its subsidiaries, and Wells Fargo Bank, National Association, as agent (the “Agent”), and the other lenders party thereto (the “Credit Agreement”).

The Credit Agreement provides for a $1,500,000,000 senior secured, asset based revolving credit facility. Outstanding amounts under the Credit Agreement bear interest at a rate per annum equal to, at the Company’s election: (1) a base rate (a fluctuating rate per annum equal to the greatest of (a) the federal funds rate plus 0.50%, (b) the one-month SOFR plus one percentage point, and (c) the rate of interest announced by the Agent as its “prime rate” (the “Base Rate”)), plus an applicable margin (equal to a specified margin based on average daily availability and the interest rate elected by the Company (the “Applicable Margin”)), or (2) Adjusted Term SOFR, plus 0.10%, plus the Applicable Margin (the “SOFR Rate”). Interest on loans under the Credit Agreement bearing interest based upon the Base Rate is due monthly in arrears, and interest on loans bearing interest based upon the SOFR Rate is due on the last day of each relevant interest period or, if sooner, on the respective dates that fall every three months after the beginning of such interest period. Obligations under the Credit Agreement are secured by substantially all of the assets of the Company and its subsidiaries other than real estate.

The Company may prepay advances under the Credit Agreement in whole or in part at any time without penalty or premium. The Company will be required to make specified prepayments in the event outstanding borrowings under the Credit Agreement exceed the lesser of the aggregate commitments or the borrowing base. The Borrowers may request an increase in aggregate commitments under the facility of up to $1,500,000,000 in certain circumstances. The lenders may elect whether or not to provide such increase, and any increase would be subject to customary conditions. The Credit Agreement matures on January 19, 2028.

The Credit Agreement contains customary events of default and financial, affirmative and negative covenants, including but not limited to a springing financial covenant relating to the Company’s fixed charge coverage ratio and restrictions on indebtedness, liens, investments, asset dispositions and restricted payments.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the Company’s entry into the Credit Agreement, the Company’s Credit Agreement dated as of October 22, 2021 was terminated as of January 19, 2023.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of January 19, 2023, by and among the Company and its subsidiaries, and Wells Fargo Bank, National Association, as agent, and the other lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 19, 2023	KOHL’S CORPORATION

	By:	/s/ Jason J. Kelroy
Jason J. Kelroy
Senior Executive Vice President, General Counsel and Corporate Secretary